Exhibit 99.1

International Rectifier Announces First Quarter Fiscal Year 2010 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—November 5, 2009— International Rectifier Corporation (NYSE:IRF) today announced financial results for the first quarter fiscal year 2010, ended September 27, 2009.  Revenue for the first quarter fiscal year 2010 was $179.4 million, a 12% increase from $159.6 million in the fourth quarter fiscal year 2009 and a 27% decrease from $244.5 million in the first quarter fiscal year 2009.  Revenue for the fourth quarter fiscal year 2009 included $2.7 million of Transition Services segment revenue.  The first quarter fiscal year 2009 included $18.7 million of Intellectual Property revenue recognized from a one-time patent license amendment and $12.4 million of Transition Services segment revenue.

International Rectifier reported a first quarter fiscal year 2010 net loss of $16.9 million, or $0.24 per share, compared with net income of $29.1 million, or $0.40 per share in the prior quarter, and a net loss of $4.2 million, or $0.06 per share in the first quarter fiscal year 2009.  The results for the fourth quarter fiscal year 2009 included a $96.1 million gain on the divestiture of the Power Control Systems (PCS) business, related to the settlement agreement with Vishay Intertechnology, Inc., a $45.0 million charge related to an agreement in principle to settle the pending securities class action litigation, a $9.6 million tax benefit and a $9.5 million expense recovery from an insurance reimbursement.

Gross margin was 26.4%, up from 20.8% in the prior quarter and down from 39.4% in the first quarter fiscal year 2009.  Gross margin for the first quarter fiscal year 2009 included a benefit from $18.7 million of Intellectual Property revenue with a 100% gross margin recognized from a one-time patent license amendment.

Research and development expenses for the first quarter fiscal year 2010 were $22.8 million, down from $26.2 million in the prior quarter.

Selling, general and administrative expenses for the first quarter fiscal year 2010 were $43.6 million, compared with $83.0 million in the prior quarter.  Selling, general and administrative expenses for the fourth quarter fiscal year 2009 included a $45.0 million charge related to the agreement in principle to settle the pending securities class action litigation and a $9.5 million expense recovery from an insurance reimbursement.

Cash, cash equivalents and marketable investments totaled $591.0 million at the end of the first quarter fiscal year 2010.  This included restricted cash of $3.9 million.  Net cash used in operating activities for the first quarter fiscal year 2010 was $7.1 million.

The Company had 71,270,161 shares outstanding at the end of the quarter.

Second Quarter Outlook

International Rectifier President and Chief Executive Officer Oleg Khaykin stated: “The growth momentum we experienced in the September quarter continues into the December quarter.  We currently expect second quarter fiscal year 2010 revenue to range from $185 million to $200 million.”

“The strong design win activity in the past year in discrete products, servers and notebooks and energy saving appliances, together with recovery in automotive and industrial demand, is starting to show results.  We are confident that we are taking steps in the right direction to better position IR for future growth.”

Segment Table Information

The customer segment tables included with this release for the Company’s fiscal quarters ended September 27, 2009, June 28, 2009 and September 28, 2008, respectively, reconcile revenue and gross margin for the Company’s ongoing customer segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its 2010 fiscal first quarter report on Form 10-Q with the Securities and Exchange Commission on Friday, November 6, 2009. This financial report will be available for viewing and download at http://investor.irf.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions; reduced margins from low factory utilization and inventory reduction efforts; continued volatility and further deterioration of the capital markets; the effects of longer lead times for certain products on meeting demand; unexpected costs or delays in implementing our cost savings programs, including the ability to transfer, consolidate and qualify product lines and unexpected costs in connection with the closure of facilities; the ability of the Company to achieve the expected reductions in headcount and expected savings; the impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products; the effects of manufacturing, operational and vendor disruptions and inefficiencies from swine flu and similar influenza; our ability to maintain current IP licenses and obtain new IP licenses; the material weaknesses in our internal control over financial reporting that we have identified that could impact our ability to report our results of operations and financial condition accurately and in a timely manner and the extensive work remaining to remedy these material weaknesses in our internal control over financial reporting; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 706-679-3195 or by logging onto the Internet at http://investor.irf.com or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from approximately 5:15 p.m. Pacific time on Thursday, November 5, through Thursday, November 12, 2009. To listen to the replay by phone, call 800-642-1687 or 706-645-9291 for international callers and enter reservation number 37154132. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

The Company plans to present an updated investor presentation at its 2009 Annual Meeting to be held at The Belamar Hotel, located at 3501 Sepulveda Boulevard in Manhattan Beach, California next Monday, November 9, at 9:00 a.m.  A copy of the presentation will be posted and available for viewing at the Company’s investor relations website at http://investor.irf.com that morning prior to the annual meeting.

Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Graham Robertson

310.529.0321

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 27, 2009	June 28, 2009(1)	September 28, 2008
Revenues	$179,371	$159,557	$244,474
Cost of sales	132,014	126,372	148,082
Gross profit	47,357	33,185	96,392
Selling, general and administrative expense	43,582	82,959	64,877
Research and development expense	22,827	26,214	24,717
Amortization of acquisition-related intangible assets	1,094	1,117	1,097
Asset impairment, restructuring and other charges	167	(71)	471
Gain on divestiture	—	(96,136)	—
Operating (loss) income	(20,313)	19,102	5,230
Other expense, net	778	2,910	14,582
Interest income, net	(3,970)	(3,312)	(5,060)
Loss (income) before income taxes	(17,121)	19,504	(4,292)
Benefit from income taxes	(221)	(9,589)	(106)
Net (loss) income	$(16,900)	$29,093	$(4,186)

Net (loss) income per share-basic	$(0.24)	$0.40	$(0.06)

Net (loss) income per share-diluted	$(0.24)	$0.40	$(0.06)

Average common shares outstanding—basic	71,218	71,885	72,843
Average common shares and potentially dilutive securities outstanding—diluted	71,218	71,895	72,843

(1)           Beginning in fiscal year 2010 the Company's restricted stock units are treated as participating securities for the purpose of computing basic and diluted earnings per share as a result of the adoption of FASB ASC 260-10-45 (formerly FSP EITF 03-6-1) effective for the first quarter of fiscal 2010.  Prior period basic and diluted shares have been adjusted to reflect this change.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 27, 2009	June 28, 2009	September 28, 2008 (1)(2)
Assets
Current assets:
Cash and cash equivalents	$292,499	$365,761	$302,782
Restricted cash	3,925	3,925	4,341
Short-term investments	199,116	113,247	102,965
Trade accounts receivable, net	112,928	97,572	110,322
Inventories	152,586	151,121	175,889
Current deferred tax assets	1,248	1,223	13,071
Prepaid expenses and other receivables	30,002	28,556	52,851
Total current assets	792,304	761,405	762,221
Restricted cash	—	—	15,046
Long-term investments	95,278	121,508	286,696
Property, plant and equipment, net	358,684	369,713	488,810
Goodwill	74,955	74,955	98,822
Acquisition-related intangible assets, net	10,727	11,821	15,128
Long-term deferred tax assets	7,913	7,994	89,971
Other assets	55,652	53,911	54,696
Total assets	$1,395,513	$1,401,307	$1,811,390
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,627	$62,570	$66,349
Accrued income taxes	8,417	6,830	29,992
Accrued salaries, wages and commissions	20,890	22,325	26,989
Current deferred tax liabilities	2,793	2,793	2,266
Other accrued expenses	116,201	114,043	99,402
Total current liabilities	218,928	208,561	224,998
Long-term deferred tax liabilities	5,266	4,439	4,975
Deferred gain on divestiture	—	—	112,922
Other long-term liabilities	53,270	53,055	56,332
Total liabilities	277,464	266,055	399,227
Commitments and contingencies
Stockholders’ equity:
Common shares	73,181	73,101	72,876
Capital contributed in excess of par value of shares	984,916	981,786	974,313
Treasury stock, at cost	(23,632)	(23,632)	—
Retained earnings	68,115	85,015	328,246
Accumulated other comprehensive income	15,469	18,982	36,728
Total stockholders’ equity	1,118,049	1,135,252	1,412,163
Total liabilities and stockholders’ equity	$1,395,513	$1,401,307	$1,811,390

(1)                               In the fourth quarter of fiscal year 2009, the Company changed its method of accounting for patent-related costs.  Prior periods have been restated to reflect this change.

(2)                               Certain reclassifications have been made to the previously reported amounts to conform to the current presentation.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	September 27, 2009	September 28, 2008
Cash flow from operating activities:
Net loss	$(16,900)	$(4,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,558	16,622
Amortization of acquisition-related intangible assets	1,093	1,097
Stock compensation expense	2,539	1,190
Provision for bad debt	41	225
Provision for inventory write-downs	(5,135)	951
Deferred income taxes	(1,830)	163
Write-down of investments	1,905	15,198
(Gain) loss on derivatives	(1,256)	178
(Gain) loss on sale of investments	(2,560)	927
Changes in operating assets and liabilities, net	(2,425)	(52,260)
Other	901	3,764
Net cash used in operating activities	(7,069)	(16,131)
Cash flow from investing activities:
Additions to property, plant and equipment	(9,466)	(4,799)
Proceeds from sale of property, plant and equipment	50	19
Additions to restricted cash	—	(34)
Sale or maturities of investments	52,757	60,086
Purchase of investments	(110,420)	(57,444)
Other, net	—	1,032
Net cash used in investing activities	(67,079)	(1,140)
Cash flow from financing activities:
Proceeds from exercise of stock options and stock participation plan	870	981
Net settlement of restricted stock units	(192)	—
Other, net	—	(129)
Net cash provided by financing activities	678	852
Effect of exchange rate changes on cash and cash equivalents	208	(1,263)
Net decrease in cash and cash equivalents	(73,262)	(17,682)
Cash and cash equivalents, beginning of period	365,761	320,464
Cash and cash equivalents, end of period	$292,499	$302,782

For the three months ended September 27, 2009 and September 28, 2008, revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	Three Months Ended September 27, 2009 (Unaudited)			Three Months Ended September 28, 2008 (Unaudited)
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$66,524	37.1%	5.3%	$73,778	30.2%	21.4%
Energy-Saving Products	37,863	21.1	34.6	46,136	18.9	42.9
HiRel	32,609	18.2	48.2	37,352	15.3	52.7
Automotive Products	13,192	7.4	18.3	17,593	7.2	33.4
Enterprise Power	27,445	15.3	39.6	37,279	15.2	42.6
Ongoing customer segments total	177,633	99.0	25.7	212,138	86.8	36.3
Intellectual Property	1,738	1.0	100.0	19,967	8.2	100.0
Ongoing segments total	179,371	100.0	26.4	232,105	95.0	41.8
Transition Services	—	—	—	12,369	5.0	(4.7)
Consolidated total	$179,371	100.0%	26.4%	$244,474	100.0%	39.4%

For the three months ended June 28, 2009, revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	Three Months Ended June 28, 2009 (Unaudited)
Business Segment	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$54,433	34.1%	(1.5)%
Energy-Saving Products	30,255	19.0	21.0
HiRel	37,527	23.5	49.5
Automotive Products	12,340	7.7	8.4
Enterprise Power	19,534	12.2	36.0
Ongoing customer segments total	154,089	96.6	20.9
Intellectual Property	2,748	1.7	100.0
Ongoing segments total	156,837	98.3	22.3
Transition Services	2,720	1.7	(63.7)
Consolidated total	$159,557	100.0%	20.8%